Exhibit 99.1

   Accelrys Announces Fiscal 2006 Second Quarter Financial Results; Revenue Up 30% and Loss from Continuing Operations Reduced by 54%
                  From the Same Quarter of Last Year

    SAN DIEGO--(BUSINESS WIRE)--Nov. 3, 2005--Accelrys, Inc.
(NASDAQ:ACCL) ("Accelrys" or the "Company") today reported unaudited financial results for the quarter and six months ended September 30, 2005.

    Second Quarter Results

    Revenue increased 30% to $18.6 million for the quarter ended September 30, 2005, up from $14.3 million in the same quarter of last year. The increase in revenue is due to the impact of deferred revenue arising from the company's transition to subscription accounting.
    Expenses in the quarter ended September 30, 2005, were $21.1 million compared to $19.4 million in the quarter ended September 30, 2004. This increase in expenses was due primarily to the addition of expenses relating to the Company's wholly owned subsidiary SciTegic, which was acquired on September 27, 2004.
    The Company reported a net loss of $(2.3) million, or $(0.09) per share, for the quarter ended September 30, 2005, a 54% reduction from a net loss of $(5.1) million, or $(0.21) per share, reported in the same quarter of last year.

    Six-Month Results

    Revenue increased 31% to $37.1 million for the six months ended September 30, 2005, up from $28.5 million in the corresponding period of last year. The increase in revenue is due to the impact of deferred revenue arising from the company's transition to subscription accounting.
    Expenses in the six months ended September 30, 2005, were $43.6 million compared to $39.1 million in the six months ended September 30, 2004. This increase in expenses was due primarily to the addition of expenses relating to SciTegic.
    The Company reported a loss from continuing operations of $(6.1) million, or $(0.23) per share, for the six months ended September 30, 2005, a reduction of 40% from a loss from continuing operations of $(10.1) million, or $(0.42) per share, in the corresponding period of last year.
    The Company reported a net loss of $(6.1) million, or $(0.23) per share, for the six months ended September 30, 2005, compared to a net loss of $(11.3) million, or $(0.46) per share, reported in the corresponding period of last year. There were no discontinued operations reported in the six months ended September 30, 2005; however there was a net loss from discontinued operations of $(1.1) million, or $(0.05) per share, included in the six months ended September 30, 2004.
    "I am pleased that our loss from continuing operations decreased by 54% from the corresponding quarter of last year, as we realized a 30% increase in revenue and continued to control our costs," said Mark Emkjer, President and Chief Executive Officer of Accelrys. "I continue to look forward to an improving financial performance as we strengthen our competitive position in the marketplace."

    Conference Call Details

    At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its fiscal 2006 second quarter financial results. Mark Emkjer, the Company's President and Chief Executive Officer, will host the call. To participate, please dial 1-866-831-6243 (+1-617-213-8855 outside the United States) and enter access code 28155339 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys Web site at www.accelrys.com.
    A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 (+1-617-801-6888 outside the United States) and entering access code 89907923 from 7:00 p.m. ET November 4, 2005 through 11:59 p.m. ET,
January 4, 2006.

    About Accelrys, Inc.

    Accelrys, Inc. (NASDAQ:ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys' technology and services are designed to meet the needs of today's leading research organizations. The Company is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

    This news release contains forward-looking statements, including, but not limited to, statements regarding improving the Company's financial performance and strengthening its competitive position in the marketplace. These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, customer demand for the Company's products and services, market competition for these products and services, successful and timely development of products and services, market acceptance of new products, integration of acquired businesses, and unforeseen expenses. More information about potential factors that could affect the company's business and financial results is included in the "Risk Factors" set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 2005, and the company's other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements.


                            ACCELRYS, INC.
                 SELECTED CONSOLIDATED FINANCIAL DATA
                 (In thousands, except per share data)
                       Statements of Operations

                              For the Three Months  For the Six Months
                               Ended September 30, Ended September 30,
                               -------------------  ------------------
                                   2005      2004      2005      2004
                               --------- ---------  -------- ---------

 Revenue                        $18,592   $14,277   $37,146   $28,458

 Cost of revenue                  5,400     3,137    10,431     6,923
 Product Development              4,687     4,382     9,617     8,505
 Sales and marketing              7,388     7,471    15,885    15,240
 General and administrative       3,619     3,680     7,688     7,689
 Write-off of in-process
  development costs                   -       700         -       700
                               --------- ---------  -------- ---------
       Total operating costs
        and expenses             21,094    19,370    43,621    39,057
                               --------- ---------  -------- ---------
 Operating loss from continuing
  operations                     (2,502)   (5,093)   (6,475)  (10,599)
 Interest and other income, net     402       489     1,100     1,074
                               --------- ---------  -------- ---------
 Loss from continuing
  operations before income
  taxes                          (2,100)   (4,604)   (5,375)   (9,525)
 Provision for income taxes         241       479       682       614
                               --------- ---------  -------- ---------
 Loss from continuing
  operations                     (2,341)   (5,083)   (6,057)  (10,139)
 Loss from Discontinued
  Operations                          -         -         -    (1,117)
                               --------- ---------  -------- ---------
 Net Loss                       $(2,341)  $(5,083)  $(6,057) $(11,256)
                               ========= =========  ======== =========


 Per Share Amounts:
 Loss from continuing
  operations                     $(0.09)   $(0.21)   $(0.23)   $(0.42)
 Loss from discontinued
  operations                          -         -         -     (0.05)
                               --------- ---------  -------- ---------
 Net loss                        $(0.09)   $(0.21)   $(0.23)   $(0.46)
                               ========= =========  ======== =========

 Weighted average shares of
  common stock outstanding       26,105    24,463    26,063    24,393


                            ACCELRYS, INC.
                 SELECTED CONSOLIDATED FINANCIAL DATA
                        (Dollars in thousands)
                            Balance Sheets

                               September   March
                                  30,       31,
                                 2005       2005
                               --------- ---------

Cash, restricted cash, cash
 equivalents and marketable
 securities                     $52,844   $63,304
Trade receivables, net           12,053    20,006
Other assets, net                73,453    77,244
                               --------- ---------
Total assets                   $138,350  $160,554
                               ========= =========

Current liabilities, excluding
 deferred revenue               $13,470   $19,074
Deferred revenue, short and
 long-term                       31,512    42,596
Long-term liabilities and
 reserves, excluding deferred
 revenue                          5,170     5,131
Total stockholders' equity       88,198    93,753
                               --------- ---------
Total liabilities and
 stockholders' equity          $138,350  $160,554
                               ========= =========

    CONTACT: Accelrys, Inc.
             David Sankaran, 858-799-5447
             dsankaran@accelrys.com